Exhibit 99.3
Ferguson Share Repurchase Program - Weekly Report

07/05/2023

WOKINGHAM, England--Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 46,587 of its ordinary shares in the period from June 26, 2023, up to and including June 30, 2023, in connection with its $3.0 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
June 26, 2023	10,800	11,815.0000	XLON
June 27, 2023	9,503	11,967.0514	XLON
June 28, 2023	8,396	12,185.0000	XLON
June 29, 2023	9,860	12,230.9788	XLON
June 30, 2023	8,028	12,410.0000	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 27,691,617.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 204,479,565. The figure of 204,479,565 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases can be found at Ferguson - Investors - Shareholder Center - Share Buy-Back Details - 2023 Share Buy-Back.
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111